Exhibit 10.3

AGCO CORPORATION
2006 LONG-TERM STOCK INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT
THIS AGREEMENT, entered into as of the Grant Date (as defined in Section 1), by and between the Participant and AGCO Corporation (the “Company”);
WHEREAS, the Company maintains the AGCO Corporation 2006 Long-Term Incentive Plan as amended from time to time (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Performance Share Award under the Plan;
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1.Terms of Award and Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1:
(a)    Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is neither employed by the Company or any Subsidiary, a director of the Company or any Subsidiary, an independent contractor performing services for the Company or any Subsidiary nor providing services as a consultant to the Company or any Subsidiary; provided that a termination shall not be considered to have occurred while the Participant is on an approved leave of absence from the Company or a Subsidiary. If, as a result of a sale or other transaction, a Participant who is an employee ceases to be an employee of the Company or any Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company or any Subsidiary excluding, for the avoidance of doubt, the surviving company in a merger of the Company or a Subsidiary), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
(b)    Designated Beneficiary. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.
(c)    Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” if he is eligible for disability payments under the Company’s long-term disability plan.
(d)    Good Cause. With respect to any dismissal of the Participant from his or her employment with the Company or any Subsidiary, shall mean (i) if the Participant is a party to an employment agreement with the Company or any Subsidiary that defines “cause,” “good cause” or a similar term, “Good Cause” shall mean such term as so defined, and (ii) otherwise (A) the conviction of the Participant of, or the entry of a plea of guilty, first offender probation before judgment, or nolo contendere by the Participant to, any felony; (B) fraud, misappropriation or embezzlement by the Participant; (C) the

Participant's willful failure or gross negligence in the performance of his or her assigned duties for the Company or any Subsidiary; (D) the Participant’s failure to follow reasonable and lawful directives of his or her supervisor or his or her breach of his or her fiduciary duty to the Company or any Subsidiary; (E) any act or omission of the Participant that has a demonstrated and material adverse impact on the Company's or any Subsidiary’s business or reputation for honesty and fair dealing, other than an act or failure to act by the Participant in good faith and without reason to believe that such act or failure to act would adversely impact on the Company's or any Subsidiary’s business or reputation for honesty and fair dealing; or (F) the breach by the Participant of any confidentiality, non-solicitation or non-competition agreement in favor of the Company or any Subsidiary.
(e)    Good Reason. With respect to the Participant’s voluntary termination of employment with or service to the Company or any Subsidiary other than on death or Disability shall mean: (i) if the Participant is a party to an employment agreement with the Company or any Subsidiary that defines “good reason” or a similar term, “Good Reason” shall mean such term as so defined, and (ii) otherwise, such voluntary termination based on: (A) the assignment to the Participant of duties materially inconsistent with the Participant’s position and status with the Company or Subsidiary as they existed immediately prior to the Change in Control, or a substantial diminution in the Participant’s title, offices or authority, or in the nature of the Participant’s other responsibilities, as they existed immediately prior to the Change in Control, except in connection with the Participant’s termination of employment or service by the Company or any Subsidiary for Good Cause or on account of the Participant’s death or Disability or by the Participant other than for Good Reason; (B) a material reduction by the Company or a Subsidiary in the Participant’s base salary as in effect immediately prior to the Change in Control or as the Participant’s base salary may be increased from time to time thereafter, without the Participant’s written consent; (C) a material reduction by the Company or a Subsidiary in the target cash bonus opportunity of the Participant under any incentive compensation plan(s), as it (or they) may be modified from time to time, as in effect immediately prior to the Change in Control, or a failure by the Company or a Subsidiary to continue the Participant as a participant in such incentive compensation plan(s) on a basis that is not materially less than the Participant’s participation immediately prior to the Change in Control or to pay the Participant the amounts that Participant would be entitled to receive in accordance with such plan(s); or (D) the Company or a Subsidiary requiring the Participant to be based more than fifty (50) miles from the location where the Participant is based immediately prior to the Change in Control, except for travel on the Company’s or a Subsidiary’s business that is required or necessary to performance of the Participant’s job and substantially consistent with the Participant’s business travel obligations prior to the Change in Control.
Additionally, Participant must give the Company or Subsidiary which employs the Participant notice of any event or condition that would constitute “Good Reason” within thirty (30) days of the event or condition which would constitute “Good Reason,” and upon receipt of such notice the Company or Subsidiary shall have thirty (30) days to remedy such event or condition, and if such event or condition is not remedied within such thirty (30)-day period, any termination of employment or service by the Participant for “Good Reason” must occur within sixty (60) days after the period for remedying such condition or event has expired.
(f)    Grant Date. The “Grant Date” is [_______], 20[_].
(g)    Participant. The “Participant” is ‘Name Here”.
(h)    Performance Period. The “Performance Period” is the period beginning on [_______ __, 20__] and ending on [_______ __, 20__].
(i)    Performance Shares. The number of “Performance Shares” shall be [___]. Performance Shares granted under this Agreement are units that will be reflected in a book account maintained by the Company during the Performance Period, and that will be settled in shares of Stock to the extent provided in this Agreement and the Plan. The award of Performance Shares does not entitle the Participant to any rights as a shareholder of the Company with respect to the Performance Shares, including accounting of the payment of dividends on the Company’s Stock during the Performance Period.
(j)    Retirement. “Retirement” of the Participant shall mean the occurrence of the Participant’s Date of Termination on or after the date the Participant attains age 65 or such earlier date as may be approved by the Committee in its sole discretion,
Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
2.    Award. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted the number of Performance Shares as set forth in Section 1.
3.    Settlement of Awards.
(a)    The Company shall deliver to the Participant one share of Stock for each Performance Share earned by the Participant, as determined in accordance with the provisions of Exhibit 1, which is attached to and forms a part of this Agreement.
(b)    The earned Performance Shares payable to the Participant in accordance with the provisions of this Section 3 shall be paid solely in shares of Stock, except that cash shall be distributed in lieu of any fractional share of Stock.
4.    Time of Payment. Except as otherwise provided in this Agreement, payment of Performance Shares earned in accordance with the provisions of Section 3 will be delivered as soon as practicable after the end of the Performance Period but during the calendar year which includes the day immediately after the last day of the Performance Period.
5.    Retirement, Disability, or Death During Performance Period (No Change in Control). If the Participant’s employment with the Company and Subsidiaries terminates during the Performance Period because of the Participant’s Retirement, Disability, or death, and no Change in Control occurs during the Performance Period, the Participant shall be entitled to a prorated value of the Performance Shares earned in accordance with Exhibit 1, determined at the end of the Performance Period, and based on the ratio of the number of months the Participant is employed during the Performance Period to the total number of months in the Performance Period and payable in accordance with Section 4.
6.    Termination of Employment During Performance Period (No Change in Control). If the Participant’s employment with the Company and the Subsidiaries terminates during the Performance Period for any reason other than the Participant’s Retirement, Disability, or death, and no Change in Control occurs during the Performance Period, the Performance Shares granted under this Agreement will be forfeited on the date of such termination of employment; provided, however, that in such circumstances, the Committee, in its discretion, may determine that the Participant will be entitled to receive a pro rata or other portion of the Performance Shares in accordance with Exhibit 1 determined at the end of the Performance Period and payable in accordance with Section 4.
7.    Change In Control.
(a)    Notwithstanding Article VII of the Plan, if there is a Change in Control during the Performance Period, and the Participant’s Date of Termination does not occur before the Change in Control date, and the successor company assumes or provides a substitute award for this Award, with appropriate adjustments to the number and kinds of shares underlying this Award as may result from the Change in Control, this Award shall automatically convert, as of the Change in Control, into Restricted Stock Units (“RSUs”) for that number of shares of Stock that would have become earned and payable based on the greater of (i) 100% of the Target level described in Exhibit 1 of that Performance Period or (ii) the level of performance dictated by the trend of the Company’s actual performance to date (based upon pro rating the completed fiscal years within the Performance Period, and zero until there is a completed fiscal year) versus the Performance Measures in Exhibit 1 of that Performance Period, and such RSUs will become earned and payable at the time provided in Section 4 of this Agreement, provided the Participant remains continuously employed with the Company or any of its subsidiaries until the last day of the Performance Period (without further regard to the Performance Measures set forth on Exhibit 1 and without any further adjustment to the number of shares of Stock payable under such RSUs based on the Performance Measures). If there is a Change in Control during the Performance Period and the successor company does not so assume this Award or provide a substitute award as described above, then consistent with Article VII of the Plan, this Award shall become earned and payable, as of the Change in Control, for that number of shares of Stock that would have become earned and payable based on the greater of (a) 100% of the Target level described in Exhibit 1 of that Performance Period or (b) the level of performance dictated by the trend of the Company’s actual performance to date (based upon pro rating the completed fiscal years within the Performance Period, and zero until there is a completed fiscal year) versus the Performance Measures in Exhibit 1 of that Performance Period, provided the Participant remains continuously employed with the Company or any of its subsidiaries from the Grant Date until the Change in Control (without regard to the Performance Measures set forth on Exhibit 1).

(b)    Notwithstanding Article VII of the Plan, if there is a Change in Control after the end of the Performance Period and prior to payment of the Award, the Award shall become earned and payable (i) at the time provided in Section 4 of this Agreement, if the successor company assumes or provides a substitute award for the Award (with appropriate adjustments to the number and kind of shares underlying the Award as may result from the Change in Control), or (ii) as of the Change in Control, if the successor company does not assume the Award or provide a substitute award for the Award, in each case, however, with respect to that number of shares of Stock that the Participant is entitled to receive based upon the Performance Measures the Company achieved for the Performance Period.
(c)    Notwithstanding Article VII of the Plan, if prior to a Change in Control the Participant’s employment with the Company and Subsidiaries terminates during the Performance Period because of the Participant’s Retirement, Disability, or death, Sections 7(a) and 7(b) of this Agreement shall apply except that the Participant shall only be entitled to a prorated value of the Performance Shares earned and related RSUs, based on the ratio of the number of months the Participant is employed during the Performance Period to the total number of months in the Performance Period. If prior to a Change in Control the Participant’s employment with the Company and the Subsidiaries terminates during the Performance Period for any reason other than the Participant’s Retirement, Disability, or death, the Performance Shares granted under this Agreement will be forfeited on the date of such termination of employment; provided, however, that in such circumstances, the Committee, in its discretion, may determine that the Participant will be entitled to receive a pro rata or other portion of the Performance Shares. If on or following a Change in Control the Participant’s employment with the Company and Subsidiaries terminates during the Performance Period because of the Participant’s Retirement, Disability or death or termination by the Company without Good Cause or by the Participant for Good Reason the Participant’s RSUs shall become earned and payable on the Date of Termination on a pro rata basis based upon the number of completed 30-day periods subsequent to the Grant Date and prior to the Date of Termination relative to the number of 30-day periods in the Performance Period (and paid at the time provided in Section 4 of this Agreement). If on or following a Change in Control the Participant’s employment with the Company and Subsidiaries terminates during the Performance Period for any reason other than the Participant’s Retirement, Disability, or death or termination by the Company without Good Cause or by the Participant for Good Reason, the Participant’s RSUs shall be forfeited on the Date of Termination; provided, however, that in such circumstances, the Committee, in its discretion, may determine that the Participant will be entitled to receive a pro rata or other portion of the RSUs (and, if so, payable at the time provided in Section 4).
8.    Heirs and Successors.
(a)    This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(b)    If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.
(c)    If a deceased Participant has failed to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.
(d)    If a deceased Participant has designated a beneficiary but the Designated Beneficiary dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
9.    Forfeiture. Notwithstanding the foregoing, if, following the Date of Termination, Participant violates any of Participant’s post-termination obligations to the Company or any Subsidiary, including, without limitation, any obligation not to compete with the Company or any Subsidiary (regardless of whether such obligation is enforceable under applicable law), not to solicit employees or customers of the Company or any Subsidiary, to maintain the confidentiality on information belonging to the Company or any Subsidiary, or not to disparage the Company or any Subsidiary or any of their affiliates, immediately upon demand by the Company the Participant shall return to the Company the proceeds from this Award to the extent received by the Participant on or after one year prior to Date of Termination.
10.    Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
11.    Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
12.    Not an Employment Contract. The Performance Shares will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

13.    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by electronic transmission or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
14.    Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Performance Shares, the Company will be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.
15.    No Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to the shares subject to the Performance Share, until a stock certificate has been duly issued following exercise of the Performance Share as provided herein.
16.    No Dividends or Dividend Equivalents. The Performance Shares do not entitle the Participant to receive any dividends or dividend equivalents with respect to any dividends that may be declared and paid on the shares of Stock subject to the Performance Shares prior to the vesting and settlement of the Performance Shares.
17.    Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.
18.    Section 409A. Notwithstanding any other provision of this Agreement, it is intended that payments hereunder that are considered deferred compensation within the meaning of Section 409A of the Code comply with the provisions of Section 409A of the Code, and all provisions hereof will be construed consistent with that intent. For purposes of this Agreement, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Notwithstanding the preceding, neither the Company nor any Subsidiary shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments hereunder are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the Grant Date.

AGCO Corporation

By:
Its:	SVP, General Counsel & Corporate Secretary

EXHIBIT 1
AGCO CORPORATION
2006 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT
FOR:
PERFORMANCE MEASURES

I.
Purpose. The purpose of this Exhibit 1 is to set forth the Performance Measures that will be applied to determine the amount of the award to be made under the terms of the attached Performance Share Agreement (the “Agreement”). This Exhibit 1 is incorporated into and forms a part of the Agreement.

II.
Revision of Performance Measures. The Performance Measures set forth in this Exhibit 1 may be modified by the Committee during, and after the end of, the Performance Period to reflect significant events that occur during the Performance Period.

III.	Performance Measures. The Performance Measures shall be as follows:

1.	[__________]

2.	[___________]
As determined by the Committee in its sole discretion based upon [the Company’s audited financial results].

IV.
Amount of Award. The amount distributable to the Participant under the Agreement shall be determined in accordance with the following schedule applied to the Performance Period with extrapolation between amounts. At the end of the three-year cycle, each year is calculated separately by comparing each year’s achievement against the Performance Measures. [The Performance Share payout matrix below shows how the two metrics work together each year for a payout.]